Exhibit 5.1

June 20, 2025 Helix Acquisition Corp. II 200 Clarendon Street, 52nd Floor Boston, MA 02116

Ladies and Gentlemen:

We have acted as New York counsel to Helix Acquisition Corp. II, a Cayman Islands exempted company (“Helix” or the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (as amended, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by PubCo (as defined below) of shares of PubCo Common Stock (as defined below) in connection with (1) the domestication of Helix as a Delaware corporation, in which Helix will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Helix’s amended and restated memorandum and articles of association, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”); (2) the merger of Helix II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Helix (“Merger Sub”), with and into TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation (“BBOT”), with BBOT surviving the merger as a wholly-owned subsidiary of Helix (the “Merger”), in accordance with the Business Combination Agreement, dated February 28, 2025, by and among Helix, Merger Sub and BBOT (as amended on June 17, 2025, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) and DGCL; and (3) the other transactions contemplated by the Business Combination Agreement and the documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”). In connection with the consummation of the Business Combination, Helix will be renamed BridgeBio Oncology Therapeutics, Inc. (“PubCo”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In connection with and immediately prior to the Domestication, each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Helix (the “Helix Class B Shares”) will convert, on a one-for-one basis, into Class A ordinary shares, par value $0.0001 per share, of Helix (the “Helix Class A Shares”). At the effective time of the Domestication, each of the then-issued and outstanding Helix Class A Shares will be reclassified as one share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Stock”).

At the effective time of the Merger, each share of BBOT’s capital stock that is issued and outstanding will automatically be canceled and converted into the right to receive shares of PubCo Common Stock in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance of the PubCo Common Stock.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)	Amendment No. 1 to the Business Combination Agreement, filed as Exhibit 2.2 to the Registration Statement;

(d)	the form of Certificate of Incorporation of PubCo to be effective upon the effectiveness of the Domestication, filed as Exhibit 3.2 to the Registration Statement;

(e)	the form of Bylaws of PubCo to be effective upon the effectiveness of the Domestication, filed as Exhibit 3.3 to the Registration Statement;

(f)	the form of Certificate of Domestication, filed as Exhibit 3.4 to the Registration Statement;

(g)	the Specimen Common Stock Certificate of PubCo to be adopted upon the consummation of the Business Combination, filed as Exhibit 4.1 to the Registration Statement; and

(h)	a copy of resolutions of the Board of Directors of the Company, dated February 27, 2025 and June 20, 2025, relating to, among other things, the Registration Statement, the Business Combination and the Domestication certified by Nebojsa Obradovic, Chief Legal Officer of the Company.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition, in rendering the opinions expressed below, we have assumed that:

1.	Prior to effecting the Business Combination, including the Domestication: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement, the Business Combination, including the Domestication and Merger, the Certificate of Incorporation and the Bylaws; (iii) that all conditions precedent to the closing of the Business Combination have been satisfied or will have been satisfied or otherwise waived; and (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.	The Certificate of Incorporation, in the form filed as Exhibit 3.2 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation;

3.	The Certificate of Domestication, in the form filed as Exhibit 3.4 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Incorporation, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

4.	The Bylaws, in the form filed as Exhibit 3.3 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective at the effective time of the Domestication; and

5.	The other transactions contemplated by the Business Combination Agreement to be consummated as part of, concurrent with or prior to the Business Combination will have been consummated.

Based upon the foregoing assumptions, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	Upon the effective time of the Domestication, pursuant to the Business Combination Agreement, each issued and outstanding Helix Class A Share will be reclassified as one share of PubCo Common Stock that will have been duly authorized by all requisite corporate action on the part of PubCo under the DGCL and will be validly issued, fully paid and non-assessable.

2.	Upon the effective time of the Merger, pursuant to the Business Combination Agreement, each issued and outstanding share of BBOT capital stock will convert automatically into the right to receive shares of PubCo Common Stock that will have been duly authorized by all requisite corporate action on the part of PubCo under the DGCL and will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Business Combination Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)	we do not express any opinion with respect to the enforceability of any provision contained in the Business Combination Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c)	we do not express any opinion as to any provision contained in the Business Combination Agreement, providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d)	with respect to the provisions of the Business Combination Agreement, we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

Helix is a Cayman Islands exempted company that will be re-domesticated as a Delaware corporation pursuant to the Domestication. The opinions expressed above are limited as to questions arising under the law of the State of New York and the DGCL. We do not express any opinion as the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of PubCo Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the PubCo Common Stock appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR:MEC:KC

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